Exhibit 10.1

EXECUTION COPY

RESTRUCTURING SUPPORT AGREEMENT

Reference is made to: (i) the credit facility provided for by that certain Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (the “ABL Facility”), among Momentive Performance Materials Holdings Inc. (“MPM Holdings”), Momentive Performance Materials Inc. (“MPM”), Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GMBH as Germany Quartz Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as further amended, supplemented or otherwise modified, together with ancillary documents; (ii) the credit facility provided for by that certain Second Amended and Restated Credit Agreement (the “Cash Flow Facility”), dated as of April 24, 2013, among MPM Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, General Electric Capital Corporation as Designated Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as further amended, supplemented or otherwise modified, together with ancillary documents; (iii) those certain 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) issued pursuant to an Indenture dated as of October 25, 2012 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “First Lien Indenture”), with The Bank of New York Mellon Trust Company, N.A., as indenture trustee, and certain direct and indirect subsidiaries of MPM as guarantors thereto; (iv) those certain 10% Senior Secured Notes due 2020 (the “1.5 Lien Notes”) issued pursuant to an Indenture dated as of May 25, 2012 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “1.5 Lien Indenture”), with The Bank of New York Mellon Trust Company, N.A., as indenture trustee, and certain direct and indirect subsidiaries of MPM as guarantors thereto; (v) those certain 9% Second-Priority Springing Lien Notes due 2021 and 9.5% Second-Priority Springing Lien Notes due 2021 (collectively, the “Second Lien Notes”) issued by MPM pursuant to an Indenture dated as of November 5, 2010 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Second Lien Indenture”), with The Bank of New York Mellon Trust Company, N.A., as indenture trustee, and certain direct and indirect subsidiaries of MPM as guarantors thereto; (vi) those certain 11.5% Senior Subordinated Notes due 2016 (the “Subordinated Notes”) issued pursuant to an Indenture dated as of December 4, 2006 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Subordinated Indenture,” and together with the First Lien Indenture, 1.5 Lien Indenture and Second Lien Indenture, the “Indentures”), with Wells Fargo Bank, National Association, as indenture trustee, and certain direct and indirect subsidiaries of MPM as guarantors thereto; and (vii) that certain pay-in-kind unsecured 11% Senior Discount Note, due June 4, 2017, issued by MPM Holdings, with an original principal amount of $400 million (the “PIK Note,” and together with the First Lien Notes, 1.5 Lien Notes, Second Lien Notes and Subordinated Notes, the “Notes”).

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of April 13, 2014 (as amended, supplemented or otherwise modified, this “Support Agreement”) by each of MPM Holdings, MPM, and each of their direct and indirect domestic subsidiaries that are party hereto (all of the foregoing, collectively, the “Company”), the undersigned affiliates of Apollo Global Management, LLC (collectively, the “Apollo Entities”) and the holders of the Second Lien Notes that are not Apollo Entities that are from time to time party hereto (the “Consenting Noteholders” and, together with the Apollo Entities, the “Plan Support Parties,” as appropriate), with respect to a restructuring of the Company’s outstanding obligations under the ABL Facility, the Cash Flow Facility, the Notes, the Indentures, all other claims (as defined in section 101(5) of the Bankruptcy Code) against and interests in the Company (the “Restructuring”) contemplated by the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.”

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Term Sheet, which Term Sheet and all annexes thereto are expressly incorporated by reference herein and made a part of this Support Agreement as if fully set forth herein.

Section 1. Restructuring, Term Sheet and Definitive Documentation.

1.1	Support of the Restructuring, Term Sheet and Definitive Documentation.

(a)

Obligations of the Company. Until the Termination Date (as defined below), the Company, jointly and severally, agrees to take any and all necessary and appropriate actions in furtherance of the Restructuring contemplated under this Support Agreement and the Term Sheet, including (i) to commence reorganization cases (the “Chapter 11 Cases”) by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, White Plains (the “Bankruptcy Court”); (ii) to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including a motion seeking approval of a post-petition credit facility (the “DIP Facility”) and use of cash pledged as collateral, all of which shall be in form and substance acceptable to the Requisite Investors (as defined below); (iii) to file with the Bankruptcy Court and seek approval of a joint chapter 11 plan of reorganization consistent with the terms of the Term Sheet (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), the Plan and Disclosure Statement, including any amendments, modifications and supplements thereto, with the consent of the Requisite Investors, all of which shall be in form and substance satisfactory to the Requisite Investors; (iv) to the extent exigencies permit, to provide copies of any and all materials and pleadings to be filed in the Chapter 11 Cases to counsel for the Plan Support Parties in advance of filing with the Bankruptcy Court and such materials and pleadings shall be in form and substance reasonably satisfactory to the Requisite Investors; (v) to provide copies of any financial reporting information or any other information and materials about the Company’s business, properties or operations that is provided to the lenders pursuant to the terms of the DIP Facility or to any of the Plan Support Parties, simultaneously with delivery of such information to those parties, to counsel for all Plan Support Parties, as applicable; (vi) to take any and all necessary and appropriate actions in furtherance of all of the restructuring transactions contemplated under this Support Agreement, the Plan (if applicable) and the Term Sheet; (vii) except as expressly permitted in Section 3 hereof, not to, directly or indirectly, take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, this Support Agreement, the Restructuring or the transactions embodied in the Term Sheet, the Rights Offering, or the Plan, including, but not limited to, soliciting, or causing or allowing any of its agents or representatives to solicit, encourage or initiate, any offer or proposal from, or entering into any agreement with, any person or entity concerning any actual or proposed chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on one or more asset sales under section 363 of the Bankruptcy Code or pursuant to a plan) other than the Restructuring, or filing any pleading or document with respect to, or proposing, joining in, or participating in the formation of, any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, including, without limitation, (a) any chapter 11 plan, reorganization, restructuring, or liquidation involving the Company or any of the Debtors, (b) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of the Company or any of the Debtors, or (c) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, or similar transaction (including the sale of all or substantially all of the assets of the Company or the Debtors whether through one or more transactions) involving the Company or any of the Debtors (the foregoing, together, an “Alternative Transaction”); (viii) file with the Bankruptcy Court and obtain entry of an order approving this Support Agreement and its assumption by the Company, which order shall be in form and substance satisfactory to the Requisite Investors; (ix) file with the Bankruptcy Court and obtain entry of an order approving the Backstop Commitment Agreement, which order shall be in form and substance satisfactory to the Requisite Investors; (x) not to take any action or make any filing or commencing any action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations of the Second Lien Notes, or otherwise seeking to restrict the rights of holders of the Second Lien Notes, other than as expressly contemplated by the Restructuring or herein; and (xi) subject to entry of the BCA Approval Order (as defined in the Term Sheet) and regardless of whether the Restructuring is consummated, pay all reasonable, actual and documented fees and expenses, incurred prior to the Termination Date of Akin Gump

Strauss Hauer & Feld LLP, Lazard Frères & Co. LLC, Milbank, Tweed, Hadley & McCloy LLP and Houlihan Lokey Capital, Inc. (and each other party set forth in the Expense Reimbursement section of the Term Sheet) incurred pursuant to their respective representation of the Apollo Entities and Consenting Noteholders in connection with the Restructuring and any ancillary efforts related thereto, in accordance with the terms of the fee arrangements agreed between the Company and each such advisor. For purposes of the Support Agreement, “Requisite Investors” shall have the meaning ascribed to that term in the Term Sheet; provided, further, that such defined term for purposes herein and the Term Sheet may not be modified or amended in any manner without the consent of the Apollo Entities and each Consenting Noteholder that was an original signatory hereto, still holding a Backstop Commitment as of such date of amendment. Further, for purposes herein (and the Term Sheet) the modifying phrase “original signatory hereto,” “original party hereto” or any such similar or corollary phrase means a Consenting Noteholder or an Apollo Entity, as the case may be, that executed this Support Agreement on or prior to the Effective Date.

(b)

Obligations of Apollo Entities and Consenting Noteholders. Until the Termination Date, each Apollo Entity and Consenting Noteholder, severally and not jointly, in its capacity as a holder of Second Lien Notes, or in any other capacity, hereby agrees to: (i) when, and to the extent, solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote all Second Lien Notes, or any other Holdings (as defined below), now or hereafter beneficially owned by such holder or for which such holder now or hereafter serves as the nominee, investment manager or advisor for beneficial holders, if applicable, and for which such holder has voting power, in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote; (ii) not object to, or support any other person’s efforts to oppose or object to, in each case, directly or indirectly, confirmation of the Plan, this Support Agreement, the Restructuring or any of the transactions contemplated herein; (iii) not object to, directly or indirectly, the “first day” motions and other motions consistent with this Support Agreement and the Term Sheet, filed by the Company in furtherance of the Restructuring, including motions to preserve or extend exclusivity to dates consistent with the dates provided for in Section 2.1 hereof, if applicable; (iv) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring or the Plan, or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet or any of the transactions contemplated herein; and (v) not, directly or indirectly, propose, support, solicit, encourage, initiate or participate in any offer or proposal from, or enter into any agreement with, any person or entity concerning any actual or proposed Alternative Transaction. Notwithstanding anything else in this Support Agreement, in the event of a termination of this Support

Agreement for any reason, each Plan Support Party shall have the right to withdraw any vote in support of the Plan in its sole and absolute discretion and the Company agrees that it shall not oppose such withdrawal or revocation.

(c)	Obligations of Each of the Parties. Until the Termination Date, the Company and the Plan Support Parties, severally and not jointly, agree: (i) to support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein, including the Company’s filing of the Chapter 11 Cases and granting of a first priority priming lien on its existing and after-acquired assets pursuant to the terms of the DIP Facility (as defined below); (ii) to negotiate in good faith each of the definitive agreements, documents, motions and other pleadings referenced in, or reasonably necessary or desirable to effectuate the transactions contemplated by, the Term Sheet, which may include, without limitation, the Plan, the Disclosure Statement, a DIP Facility, an exit term loan and exit revolving credit agreement, the Backstop Commitment Agreement, subscription agreement, rights offering procedures and all motions, including but not limited to the “first-days,” and the Disclosure Statement motion, all of which shall be in form and substance satisfactory in their discretion to the Requisite Investors, and shall be consistent in all respects with and incorporate, as applicable, the terms of the Term Sheet (collectively, as amended, modified or supplemented, the “Definitive Documentation;” all such Definitive Documentation to be acceptable to the Requisite Investors); (iii) to timely deliver drafts of all such Definitive Documentation such that the other Parties shall have sufficient time to review and provide comments on the same; and (iv) not to take any action that would interfere with, delay, or postpone the effectuation of the Restructuring contemplated by this Support Agreement and the Term Sheet, including the approval of the Disclosure Statement and the confirmation and consummation of the Plan.

Section 2. Termination Events.

2.1	Noteholder Termination Events.

The occurrence of any of the following shall be a “Noteholder Termination Event”:

(a)	11:59 p.m. (Prevailing New York City Time) on April 13, 2014, unless prior thereto the Chapter 11 Cases have commenced;

(b)	three (3) calendar days after the date of the commencement of the Chapter 11 Cases (the “Petition Date”), unless prior thereto the Bankruptcy Court has entered an interim order, in form and substance mutually satisfactory to the Company and the Requisite Investors, authorizing the Company to enter into the DIP Facility and use cash collateral, and scheduling a final hearing with respect to such matters;

(c)	11:59 p.m. (prevailing New York City time) on April 28, 2014, if the Backstop Commitment Agreement is not executed and filed with the Bankruptcy Court before such time and date;

(d)	sixty (60) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered a final order, in form and substance mutually satisfactory to the Company and the Requisite Investors , authorizing the Company to enter into the DIP Facility and use cash collateral;

(e)	sixty (60) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order or orders, in form and substance mutually satisfactory to the Company and the Requisite Investors, authorizing and approving (i) this Support Agreement and its assumption by the Company, (ii) the Backstop Commitment Agreement and (iii) procedures with respect to the Rights Offering;

(f)	seventy five (75) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered a final order, in form and substance mutually satisfactory to the Company and the Requisite Investors, approving the Disclosure Statement;

(g)	seventy five (75) calendar days after the Petition Date, unless prior thereto, the amendment to the SSA, as set forth in the Term Sheet, is agreed;

(h)	one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered a final order, in form and substance mutually satisfactory to the Company and the Requisite Investors, approving the Plan (the “Confirmation Order”);

(i)	one hundred eighty (180) calendar days from the Petition Date, unless prior thereto the effective date for the Plan has occurred and the Rights Offering has been consummated;

(j)	the Backstop Commitment Agreement is terminated in accordance with its terms;

(k)	the occurrence of any material breach of this Support Agreement by the Company (to the extent not otherwise cured or waived in accordance with the terms hereof), including any action by the Company that is inconsistent with the Company’s obligations pursuant to Section 1.1 hereof;

(l)	one or more of the Apollo Entities materially breaches its obligations herein or one or more of the Consenting Noteholders materially breaches its obligations herein, such that the non-breaching Consenting Noteholders and the non-breaching Apollo Entities at any time hold collectively less than 66 and 2/3% of the principal amount of all Second Lien Notes;

(m)	the amendment or modification of the Support Agreement, the DIP Facility, the Backstop Commitment Agreement, the Rights Offering procedures, the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, or any of the Definitive Documentation, without the consent of the Requisite Investors;

(n)	the occurrence of (i) an Event of Default under the DIP Facility (that is not otherwise cured or waived in accordance with the terms thereof) or (ii) an acceleration of the obligations or termination of commitments under the DIP Facility, cash collateral order entered in the Chapter 11 Cases;

(o)	any of the orders approving the Support Agreement, the DIP Facility (including the use of cash collateral), the Backstop Commitment Agreement, the Rights Offering procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the consent of the Requisite Investors or a motion for reconsideration, reargument or rehearing is granted;

(p)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company subject to the satisfaction of the Requisite Investors;

(q)	any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief; and

(r)	a filing by the Company of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Second Lien Indenture or the documents related thereto or, other than as contemplated by the Restructuring, any other cause of action against and/or seeking to restrict the rights of holders of Second Lien Notes in their capacity as such, or the prepetition liens securing the Second Lien Notes (or if the Company supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party).

2.2	Company Termination Events.

The occurrence of any of the following shall be a “Company Termination Event” and together with any Noteholder Termination Event, a “Termination Event”:

(a)	one or more of the Apollo Entities materially breaches its obligations herein or one or more of the Consenting Noteholders materially breaches its obligations herein, such that the non-breaching Consenting Noteholders and the non-breaching Apollo Entities at any time hold collectively less than 66 2/3 % of the principal amount of all Second Lien Notes;

(b)	11:59 p.m. prevailing New York City time) on April 28, 2014, if the Backstop Commitment Agreement is not executed and filed with the Bankruptcy Court before such time and date;

(c)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be remedied by the Company subject to the satisfaction of the Requisite Investors; and

(d)	one hundred eighty (180) calendar days from the Petition Date, unless prior thereto the effective date for the Plan has occurred and the Rights Offering has been consummated.

2.3	Consensual Termination.

In addition to any termination event otherwise set forth herein, this Support Agreement shall terminate effective upon a written agreement of the Company and the Requisite Investors to terminate this Support Agreement.

2.4	Termination Event Procedures.

(a)	Company Termination Event Procedures. Upon the occurrence of any Company Termination Event, the termination of this Support Agreement shall be effective upon delivery of written notice to counsel to each of the Plan Support Parties (that were original signatories hereto) by the Company (the date of the effectiveness of such termination, the “Company Termination Date”).

(b)	Noteholder Termination Event Procedures. Upon the occurrence of a Noteholder Termination Event, this Support Agreement shall terminate automatically without further action or notice by any party(the “Noteholder Termination Date”), unless (i) with respect to a Termination Event in Section 2.1(i) the Requisite Investors waive such Noteholder Termination Event in writing within seven days of the occurrence of such Noteholder Termination Event, provided further that any party that does not provide such waiver shall be deemed to be a Non-Consenting Investor who has elected to withdraw its Backstop Commitment in accordance with the terms and conditions set forth in the Term Sheet and shall be treated as such for all purposes, (ii) with respect to a Termination Event in Section 2.1(g) Consenting Noteholders holding a majority of all Second Lien Notes held by all Consenting Noteholders on the Effective Date waive such Noteholder Termination Event within three (3) days of its occurrence and (iii) with respect to any other Noteholder Termination Event, the Requisite Investors waive such Noteholder Termination Event within three days of its occurrence; provided, further, that with respect to any termination under section 2.1(l), only each non-breaching Apollo Entity and non-breaching Consenting Holders holding a majority of all Second Lien Notes by dollar amount held by all Consenting Noteholders on the Effective Date can waive such Noteholder Termination Event in writing within three days of its occurrence and any breaching Apollo Entity or breaching Consenting Noteholder shall be disregarded for such purposes. The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice, if any, hereunder. Except as otherwise provided herein, upon termination of this Support Agreement, the Parties shall be released from their respective commitments, undertakings and agreements under or related to this Support Agreement and shall have the rights and remedies that they would have had and shall be entitled to take all actions that they would have been entitled to take had they not entered into this Support Agreement. For the avoidance of doubt, the Company hereby represents and warrants that (i) it is a sophisticated party with respect to the transactions described herein and in the Term Sheet and is capable of evaluating the merits and risks of the transactions, making an informed decision with respect thereto, and evaluating properly the terms and conditions of the transactions and in each case has done so with the assistance of counsel, (ii) in consideration for the promises and mutual covenants and agreements set forth herein, including, without limitation, the waiver of the automatic stay, each of the Plan Support Parties has consented to the other transactions as contemplated hereby, (iii) it has been represented and advised by legal and financial advisors in connection with the transactions described herein and in the Term Sheet, has independently and without reliance upon the Plan Support Parties or any officer, employee, agent, or representative thereof, and based on such information as the Company has deemed appropriate, made its own analysis and decision to enter into this Support Agreement, and has entered into this Support Agreement voluntarily and of its own choice and not under coercion or duress, (iv) enforcement of this Support Agreement will further the legitimate public policy of encouraging consensual out of court restructurings and settlements, and (v) the Plan Support Parties would suffer substantial prejudice if the waiver of the automatic stay is not enforced.

2.5	Limitation on Termination.

Except with respect to a termination pursuant to section 3 below, no occurrence shall constitute a Termination Event if such occurrence is principally the result of the action or omission of the Party seeking to terminate this Support Agreement.

Section 3. The Company’s Fiduciary Obligations.

Notwithstanding anything to the contrary herein, (a) nothing herein requires the Company or its board of directors or officers to breach any fiduciary obligations they have under applicable law; and (b) to the extent that such fiduciary obligations, upon advice from external counsel, require the Company or its board of directors to terminate the Company’s obligations under this Support Agreement and the Term Sheet, the Company may do so, upon advice from external counsel, without incurring any liability to any Plan Support Party under this Support Agreement or the Term Sheet. In the event that the Company or its board of directors determine that their fiduciary duties require the Company to terminate this Support Agreement, the Company shall provide five (5) business days written notice to the respective counsel to the Plan Support Parties (that were original signatories hereto). Upon termination of this Agreement pursuant to this Section 3, all obligations of each Plan Support Party hereunder shall immediately terminate without further action or notice.

Section 4. Conditions Precedent to Support Agreement.

The obligations of the Parties and the effectiveness of the Support Agreement are subject to the execution and delivery of signature pages for this Support Agreement by (i) the Company, (ii) Apollo Entities and (iii) Consenting Noteholders that collectively hold, with the Apollo Entities, no less than 66 2/3% of the aggregate principal amount of the Second Lien Notes (the date upon which such condition is satisfied, the “Effective Date”).

Section 5. Representations, Warranties and Covenants.

5.1	Power and Authority.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2	Enforceability.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that this Support Agreement is its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

5.3	Governmental Consents.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party that, as of the date of this Support Agreement, its execution, delivery, and performance of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) any of the foregoing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, (iii) filings of amended certificates of incorporation or articles of formation or other organizational documents with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company, and (iv) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

5.4	Ownership.

Each Apollo Entity and Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company that, without limiting the ability to sell, transfer or assign the Notes, any obligations under the ABL Facility or Cash Flow Facility, or any other claims against or interests in the Company (collectively, the “Holdings”), subject to Section 8 below, (i) such Party is the legal and beneficial owner of the Holdings in the principal amounts indicated on such Party’s signature page hereto, or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Holdings to the terms of this Support Agreement, (ii) such Party (x) has and shall maintain full power and authority to vote on and consent to or (y) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Holdings and to exchange, assign and transfer such Holdings, and (iii) other than pursuant to this Support Agreement, such Holdings are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Party’s performance of its obligations contained in this Support Agreement.

5.5	Other Support Agreements.

Without limiting the Company’s obligations hereunder, until the Termination Date, the Company shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s obligations unless such support agreement is consistent in all respects with the Term Sheet and is acceptable to the Requisite Investors.

Section 6. Liability

6.1	Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of posting a bond, for any such breach. The Company and the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), and have taken such actions as are reasonably required or desirable for the enforcement hereof, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Support Agreement is found by a court of competent jurisdiction, on a final and non-appealable basis, not enforceable.

6.2	Limitation on Liability.

Notwithstanding anything that may be expressed or implied in this Support Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party hereto covenants, agrees and acknowledges that no recourse under this Support Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s affiliates, or any of such Party’s affiliates or respective former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) in each case other than the Parties and each of their respective successors and permitted assignees under this Support Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Support Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 6.2 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns, for any breach or violation of its obligations under such contracts. For the avoidance of doubt, prior to the Effective Date, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Support Agreement or in connection with the transactions contemplated hereby except against any of the Parties, as applicable. The limitation on liability provision in this Section 6.2 shall survive the termination of this Support Agreement.

Section 7. Acknowledgement.

This Support Agreement and the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not, and shall not be deemed to be, (i) a solicitation of votes for the acceptance of the Plan or any Chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or (ii) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Plan Support Party until such Plan Support Party has been provided with a Disclosure Statement approved by the Bankruptcy Court.

Section 8. Miscellaneous Terms.

8.1	Assignment; Transfer Restrictions.

(a)	Each Plan Support Party hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Holdings unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a Joinder (as defined in Section 8.1(c) hereof) to the Company and the Plan Support Parties within three (3) business days of the execution of an agreement (or trade confirmation) in respect of the relevant transfer. Upon execution of a Joinder, the transferee shall be deemed to be a Plan Support Party for purposes of this Support Agreement, except as otherwise set forth or limited herein.

(b)	Any sale, assignment, transfer, hypothecation or other disposition (including by participation) of any Holdings that does not comply with the procedures set forth in subsection 8.1(a) hereof shall be deemed void ab initio.

(c)	Any person that receives or acquires Holdings pursuant to a sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdingsby a Plan Support Party hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”) by executing and delivering a joinder in the form of Exhibit B hereto (the “Joinder”). The Joining Party shall thereafter be deemed to be a Party for all purposes under this Support Agreement, except as otherwise set forth or limited herein.

(d)	With respect to the Holdings any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, the Joining Party hereby makes the representations and warranties of the Apollo Entities or Consenting Noteholders, as applicable, set forth in Section 5 hereof to the Company.

(e)	This Support Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Holdings; provided that any such Holdings shall automatically be deemed to be subject to the terms of this Support Agreement.

8.2	No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Company and each Plan Support Party. No other person or entity shall be a third party beneficiary.

8.3	Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof; provided further, that nothing in this Support Agreement shall affect, impair or supercede either the Backstop Commitment Agreement.

8.4	Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.5	Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or in connection with the confirmation of the Plan.

8.6	Reservation of Rights.

(a)	Except as expressly provided in this Support Agreement or in any applicable confidentiality agreement, nothing herein is intended to, does or shall be deemed in any manner to limit (i) the ability of a Plan Support Party to consult with other Plan Support Parties or the Company, (ii) the rights of a Plan Support Party to be heard as a party in interest in the Chapter 11 Cases, or (iii) the rights of a Plan Support Party to defend against any objection to, or estimation of, any of its Holdings, in each case so long as such consultation, appearance or defense is consistent with the Plan Support Party’s obligations under this Support Agreement.

(b)	If the transactions contemplated by this Support Agreement and in the Term Sheet are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement, or a Party’s obligations under this Support Agreement, is otherwise terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the ABL Facility, the Cash Flow Facility, the Indentures, the Notes, any other relevant Holdings, applicable law and in equity.

8.7	Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties arising out of this Support Agreement, whether sounding in contract, tort or otherwise.

(b)

This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to any conflicts of law provision or principle that would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to Section 8.7(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)	Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in Sections 8.7(a) or (b) hereof shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Support Agreement.

8.8	Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Plan Support Parties and the Company and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.8 shall be deemed to permit any transfer, tender, vote or consent, of any claims or interests other than in accordance with the terms of this Support Agreement.

8.9	Relationship Among Plan Support Parties

Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Support Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party, by virtue of executing this Support Agreement, has any duty of trust or confidence or any fiduciary obligation in any form with or to any other Plan Support Party, and there are no commitments among or between them. For the avoidance of doubt, notwithstanding anything to the contrary herein, no Consenting Noteholder or Apollo Entity, each in their respective capacity as such, shall have fiduciary obligations of any kind to any other Consenting Noteholder, any holder of Notes, or Apollo Entity or other Plan Support Party or the Company. In this regard, it is understood and agreed that any Plan Support Party may trade in the loans, Notes or other debt or equity securities of, or any other claims against or interests in, the Company without the consent of the Company or any other Plan Support Party, subject to applicable securities laws and Section 8.1 hereof. No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Support Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

8.10	Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.11	Amendments, Modifications, Waivers.

(a)	Except as otherwise specified herein, this Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company and the Requisite Investors; provided further that any modification, amendment, supplement or waiver with respect to Section 2.1 (g) shall require an agreement in writing signed only by the Company and Consenting Noteholders that hold a majority of all Second Lien Notes by amount that were held by all Consenting Noteholders on the Effective Date; provided, further, that any modification, amendment, supplement or waiver with respect to sections 2.1(l) or 2.2(a) shall require the agreement of the Company, each non-breaching Apollo Entity and non-breaching Consenting Holders holding a majority of all Second Lien Notes by dollar amount held by all Consenting Noteholders on the Effective Date and any breaching Apollo Entity or breaching Consenting Noteholder shall be disregarded for such purposes; provided, further, that if the modification, amendment, supplement or waiver at issue adversely impacts the treatment or rights of any Consenting Noteholder differently than other Consenting Noteholders, the agreement in writing of such Consenting Noteholder whose treatment or rights are adversely impacted in a different manner than other Consenting Noteholders shall also be required for such modification, amendment, supplement, or waiver to be effective.

(b)	Notwithstanding anything to the contrary herein, to the extent that a Plan Support Party’s commitments under the Backstop Commitment are terminated and such party disposes of all of its Second Lien Notes in accordance with the terms and conditions herein then it shall be deemed released from any and all obligations under this Support Agreement and the Backstop Commitment Agreement.

(c)	Notwithstanding anything to the contrary herein, if one or more Non-Consenting Investors elects to withdraw from the Backstop Commitment in accordance with the Term Sheet, then such Non-Consenting Investor(s) shall no longer be a party to the Backstop Commitment Agreement or the Restructuring Support Agreement and shall be released from any and all obligations herein and therein

8.12	Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

8.13	Notices.

Unless otherwise set forth herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company, to:

Momentive Performance Materials Inc.
260 Hudson River Road
Waterford, New York 12188
Attention:	Douglas A. Johns, Esq.
Telecopy:	(614) 225-4127
E-mail:	Douglas.Johns@momentive.com

with a copy to (for informational purposes only):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Matthew Feldman, Esq.
Rachel C. Strickland, Esq.
Jennifer J. Hardy, Esq.
Telecopy:	(212) 728-8111
E-mail:	mfeldman@willkie.com
rstrickland@willkie.com
jhardy2@willkie.com

If to any Consenting Noteholder, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention:	Dennis F. Dunne, Esq.
Samuel A. Khalil, Esq.
Eric K. Stodola, Esq.
Telecopy:	(212) 822-5770
E-mail:	ddunne@milbank.com
skhalil@milbank.com
estodola@milbank.com

If to any Apollo Entity, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10005
Attention:	Ira S. Dizengoff, Esq.
Philip C. Dublin, Esq.
Telecopy:	(212) 872-1002
E-mail:	idizengoff@akingump.com
pdublin@akingump.com

8.14	Disclosure of Consenting Noteholder and Apollo Entity Information

Unless required by applicable law or regulation, the Company and each Plan Support Party agrees to keep confidential the amount of all Holdings in the Company held (beneficially or otherwise) by any Consenting Noteholder and any Apollo Entity absent the prior written consent of such Consenting Noteholder or Apollo Entity; and if such announcement or disclosure is so required by law or regulation, the Company shall provide each Consenting Noteholder and Apollo Entity with advanced notice of the intent to disclose and shall afford each of the Consenting Noteholders or Apollo Entity a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company making such announcement or disclosure. If the Company determines that it is required to attach a copy of this Support Agreement to any document in connection with the Restructuring, it will redact any reference to a specific Consenting Noteholder or Apollo Entity and such holder’s holdings. The foregoing shall not prohibit the Company from disclosing the aggregate claims or interests of all Consenting Noteholders and Apollo Entities as a group. The Company’s obligations under this Section 8.14 shall survive termination of this Support Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

MOMENTIVE PERFORMANCE MATERIALS INC.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Juniper Bond Holdings I LLC

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Juniper Bond Holdings II LLC

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Juniper Bond Holdings III LLC

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Juniper Bond Holdings IV LLC

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Momentive Performance Materials China SPV Inc.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Momentive Performance Materials Quartz, Inc.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Momentive Performance Materials South America Inc.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Momentive Performance Materials USA Inc.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

Momentive Performance Materials Worldwide Inc.

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

MPM Silicones, LLC

/s/ Douglas A. Johns
By:
Name:	Douglas A. Johns
Title:	EVP, General Counsel and Secretary

SCHEDULE 1

Juniper Bond Holdings I LLC

Juniper Bond Holdings II LLC

Juniper Bond Holdings III LLC

Juniper Bond Holdings IV LLC

Momentive Performance Materials China SPV Inc.

Momentive Performance Materials Quartz, Inc.

Momentive Performance Materials South America Inc.

Momentive Performance Materials USA Inc.

Momentive Performance Materials Worldwide Inc.

MPM Silicones, LLC

EXHIBIT A

TERM SHEET

EXECUTION COPY

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

TERM SHEET

This term sheet (this “Term Sheet”) is not an offer or a solicitation with respect to any securities of Momentive Performance Materials Holdings Inc. (“Holdings”) or any of the Holdings’ subsidiaries or affiliates. Any such offer or solicitation shall comply with all applicable securities laws and/or provisions of title 11 of the United States Code (as amended, the “Bankruptcy Code”).

This Term Sheet is provided in confidence in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet is entitled to the protections of Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. Further, nothing in this Term Sheet shall be an admission of fact or liability or deemed binding on that certain ad hoc group (the “Ad Hoc Group”) of holders of Second Lien Notes (as defined below) represented by Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) or any of its members or their respective affiliates. Further, nothing in this Term Sheet shall be an admission of fact or liability or deemed binding on Apollo Global Management, LLC or any of its affiliates.

This Term Sheet is not binding and is subject to material change and is being distributed for discussion purposes only. This Term Sheet is not a commitment to provide financing or engage in any transaction. Moreover, the treatment set forth in this Term Sheet remains subject to ongoing discussions.

Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the Restructuring Agreement to which this Term Sheet is attached (such agreement, the “RSA”).

RIGHTS OFFERING

Term	Description
Rights Offering:

This Term Sheet describes, among other things, the proposed rights offering (the “Rights Offering”) for [    ]% of the shares (the “Rights Offering Shares”) of New Common Stock (as defined below) issued and outstanding on the Effective Date (as defined below) for an aggregate purchase price of $600 million (the “Rights Offering Amount”) at a price per share (the “Per Share Price”) to be determined using an enterprise value of $2.2 billion (the “Enterprise Value”) and the pro forma restructured capital structure and applying a 15% discount (the “Discount to Equity Value”) to the equity value thereto (after giving effect to the Rights Offering).

The Rights Offering shall be implemented in connection with a plan of reorganization in chapter 11 cases to be filed by Holdings and certain of its affiliates (collectively, the “Debtors”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which plan of reorganization shall be consistent with this Term Sheet and otherwise in form and substance acceptable to the Requisite Investors (inclusive of the Plan Supplement referred to below, the “Plan of Reorganization”).

The issuance of the Subscription Rights (as defined below) and the issuance of shares of New Common Stock upon the exercise thereof shall be exempt from the registration requirements of the securities laws as a result of section 1145 of the Bankruptcy Code or Section 4(a)(2) of the Securities Act of 1933. A shelf registration statement will be filed for the resale of such shares as described in the section titled “Registration of New Common Stock” herein.

Backstop Commitments:

Subject to the terms of the Backstop Commitment Agreement (as defined below), in connection with the Rights Offering, each Investor (as defined below) commits (such commitment, the “Backstop Commitment”) to purchase (on a several and not joint basis) the Rights Offering Shares (based on the Per Share Price) that are not purchased by the Second Lien Noteholders (as defined below) as part of the Rights Offering based initially on a percentage to be set forth in the Backstop Commitment Agreement, which percentage shall be based on the amount of Second Lien Notes (as defined below) held by such Investor relative to the aggregate amount of Second Lien Notes held by all Investors on the date the RSA is executed by the Investors (such percentage, the “Backstop Commitment Percentage”). The amount of each Investor’s Backstop Commitment may be adjusted in accordance with the terms herein.

Investors:

The “Investors” (individually, an “Investor”) are the members of the Ad Hoc Group and certain of their affiliates, and Apollo Global Management, LLC and certain of its affiliated funds who hold Second Lien Notes (collectively, “Apollo”).

All amounts payable to the Investors in their capacities as such for the Backstop Commitment Premium (as defined below) shall be paid pro rata based on the amount of their respective Backstop Commitments on the Effective Date.

Investor Consent:

“Requisite Investors” means (a) members of the Ad Hoc Group holding at least a majority of the aggregate Backstop Commitments provided by all members of the Ad Hoc Group as of the date on which the consent of such members is solicited and (b) Apollo; provided that in the case of a consent to changes in respect of the Enterprise Value, the Discount to Equity Value, and the Backstop Commitment Premium, in each case, solely with respect to the Rights Offering (the “Specific Economic Terms”), “Requisite Investors” means solely members of the Ad Hoc Group holding at least a majority of the aggregate of the Backstop Commitments provided by all members of the Ad Hoc Group as of the date on which the consent of such members is solicited.

If there is a change to a Specific Economic Term or to the maturity of the Backstop Commitment, then any non-consenting Investor, including Apollo, if applicable, (a “Non-Consenting Investor”) may elect, within 7 calendar days of such change being made, to withdraw from its Backstop Commitment. If one or more Non-Consenting Investors elect to withdraw from the Backstop Commitment, then such Non-Consenting Investor(s) shall no longer be a party to the Backstop Commitment Agreement or the RSA.

Each Investor that is a member of the Ad Hoc Group other than any Non-Consenting Investors shall assume the Backstop Commitment(s) of any Non-Consenting Investor(s) (on a pro rata basis based on the Backstop Commitments of all Investors that are members of the Ad Hoc Group other than such Non-Consenting Investor(s) at the time of such election to withdraw).

New Common Stock:

“New Common Stock” means the common stock to be issued by the reorganized Company pursuant to the Plan of Reorganization and outstanding upon the occurrence of the effective date of the Plan of Reorganization consistent with the terms hereof (the “Effective Date”). At the option of the Requisite Investors, the New Common Stock may be issued by Momentive Performance Materials, Inc. (“MPM”), Holdings or a newly formed standalone entity, which is unaffiliated with Momentive Specialty Chemicals Inc. (“MSC”) (other than on account of any New Common Stock issued to Apollo pursuant to the Plan of Reorganization) and of which the reorganized Company (or reorganized MPM if so determined by the Requisite Investors) is a wholly owned subsidiary. In any case, reorganized MPM, reorganized Holdings or the new holding entity (the entity issuing the New Common Stock, the “Reorganized Company”) shall issue all of its equity interests in accordance with the terms herein and such entity shall directly or indirectly own 100% of each of the other Reorganized Debtors.

The Reorganized Company shall be a standalone entity that is unaffiliated with MSC (other than on account of any New Common Stock issued to Apollo pursuant to the Plan of Reorganization); provided, however, that the form of such entity shall be satisfactory to the Requisite Investors and the Debtors.

Upon consummation of the Plan of Reorganization, shares of New Common Stock will be issued (x) in connection with the Rights Offering, and (y) as distributions to creditors under the Plan of Reorganization, plus such additional shares of New Common Stock as may be required to be issued on the Effective Date in connection with the payment of the Backstop Commitment Premium, and as acceptable to the Requisite Investors, and in each case, only as specifically set forth herein.

Implementation of the Rights Offering:

The Debtors shall implement the Rights Offering through customary subscription documentation and procedures that are in form and substance acceptable to the Debtors and the Requisite Investors. The offering period for the Rights Offering (the “Offering Period”) shall be acceptable to the Requisite Investors.

The number of shares of New Common Stock issued to the Investors pursuant to the Backstop Commitments (the “Backstop Shares”) will be determined by the rights agent (an agent appointed by the Debtors, and acceptable to the Requisite Investors, to administer the Rights Offering) consistent with the terms hereof.

Subscription Rights for the Rights Offering will be exercisable during the Offering Period by completing and returning to the rights agent the applicable subscription form and paying the Per Share Price by wire transfer of immediately available funds to an account designated by the rights agent prior to the expiration of the Offering Period.

If the Rights Offering is terminated for any reason, the funded amounts will be refunded to the applicable participant, without interest, as soon as practicable following termination of the Rights Offering.

The exercise of a Subscription Right will be irrevocable unless the Rights Offering is not consummated by the date on which the Backstop Commitment Agreement is terminated. There will be no oversubscription rights under the Rights Offering.

Backstop Commitment Agreement:

The Investors and the Debtors shall enter into an agreement, consistent with this Term Sheet and otherwise in form and substance acceptable to the Requisite Investors and the Debtors, setting forth the terms and conditions of the Backstop Commitments (the “Backstop Commitment Agreement”).

Backstop Commitment Premium:

The Debtors will pay the Investors a backstop premium equal to 5.0% of the Rights Offering Amount, without application of the Discount to Equity Value, which, so long as the Plan of Reorganization is consummated in accordance with the terms hereof, shall be paid in New Common Stock (the “Backstop Commitment Premium”), free and clear of all withholding or deduction for any applicable taxes; provided, that to the extent the Backstop Commitment Agreement is terminated in accordance with the terms thereof (other than as a result of a breach thereof by the Investors), the Backstop Commitment Premium shall be paid in cash.

The Backstop Commitment Premium (to the extent required to be paid in cash as set forth above) and the Expense Reimbursement (as defined below) shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code, by order of the Bankruptcy Court entered within 60 days of the Petition Date (as defined below).

Expense Reimbursement:

The Debtors will pay (i) the reasonable documented fees and expenses of the Ad Hoc Group related to counsel, financial advisor, and consultants and other professionals for specialized areas of expertise as circumstances warrant, retained by the Ad Hoc Group, that have been and are incurred in connection with negotiation, preparation and implementation of the Rights Offerings, the Plan of Reorganization and any related efforts, (ii) the reasonable documented fees and expenses of Apollo related to one counsel and one financial advisor, retained by Apollo, that have been and are incurred solely with respect to Apollo’s capacity as an Investor, and (iii) the reasonable documented fees and expenses of each member of the Ad Hoc Group not to exceed $1 million in the aggregate for all such members, including the reasonable documented fees and expenses of professionals, including consultants, retained by each Investor, that have been incurred prior to April 1, 2014, in connection with performing diligence with respect to the Second Lien Notes (such payment obligations, collectively, the “Expense Reimbursement”).

The Expense Reimbursement accrued through the date on which the BCA Approval Order (as defined below) is entered shall be paid within one business day of such date. Thereafter, the Expense Reimbursement shall be payable by the Debtors as required by the Backstop Commitment Agreement.

Registration of New Common Stock:	As soon as reasonably practicable after the Effective Date and in any event within 75 days of the Effective Date, the Reorganized Company shall file, and shall use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement registering for resale all of the shares of

New Common Stock issued to the Investors and the Second Lien Noteholders pursuant to the Plan of Reorganization and the Rights Offering. The Reorganized Company shall agree to use its reasonable best efforts to maintain continuously an effective resale registration statement until the second anniversary of the Effective Date.

On or following the second anniversary of the Effective Date, holders of not less than 25% of the outstanding shares of New Common Stock shall have the right to cause the Reorganized Company to file a registration statement registering for an initial public offering of shares of New Common Stock held by such Investors, to use its reasonable best efforts to consummate an initial public offering of such New Common Stock and to use its reasonable best efforts to cause the New Common Stock to be listed on the New York Stock Exchange or The Nasdaq Global Market or any successor exchange.

On the Effective Date, the Debtors will provide registration rights, including demand registration rights exercisable following the Reorganized Company’s IPO, piggy-back registration rights and other customary rights, to each stockholder that owns a minimum percentage of the outstanding New Common Stock or that cannot sell all of its shares under Rule 144 of the Securities Act without restriction in a single sale, subject to restrictions and conditions to be in form and substance satisfactory to the Debtors and the Requisite Investors.

The number of demand registrations, the threshold and timing for exercising a demand registration, holdback and blackout provisions and other customary terms will be as negotiated between the Debtors and the Investors in connection with the execution of the Backstop Commitment Agreement, which terms shall be customary for this type of transaction and set forth in a term sheet attached to the Backstop Commitment Agreement.

The Reorganized Company shall provide quarterly financials and hold quarterly earnings calls.

The Debtors shall file as part of the Plan Supplement a form of registration rights agreement (the “Registration Rights Agreement”), to which each holder of New Common Stock receiving control or restricted securities will be a party, governing such registration rights, which agreement shall be in form and substance consistent with such term sheet and otherwise acceptable to the Requisite Investors and the Debtors. The Registration Rights Agreement will provide that no provision therein may be amended except in a written instrument signed by the holders of 66 2/3% of the shares held by the stockholders who are parties to the Registration Rights Agreement; provided, that the rights described in the first two paragraphs of this section cannot be limited or removed without the approval of (i) Apollo and (ii) holders of at least 50.1% of the shares of New Common Stock not held by Apollo.

Transferability of Second Lien Note Claims:

Second Lien Note Claims (as defined below) shall be freely transferable by the Investors, subject to the terms and conditions of the RSA.

If any Investor (the “Transferring Investor”) transfers, directly or indirectly, any Second Lien Note Claims, whether through a derivative instrument or otherwise, then each other Investor that is a member of the Ad Hoc Group (a “Non-Transferring Investor”) may elect, within 5 business days of receipt of written notice of such transfer, to assume its Assumable Share of the Assumable Amount of the Transferring Investor’s Backstop Commitment. To the extent that not all Non-Transferring Investors have elected to assume their Assumable Share of the Assumable Amount, each Non-Transferring Investor that elected to assume its Assumable Share of the Assumable Amount may elect to assume the remaining portion of the Assumable Amount on a pro rata basis by amount of Backstop Commitment at the time of such election with all other Non-Transferring Investors so electing to assume such remaining portion. If, as a result of Non-Transferring Investors assuming the Assumable Share of the Transferring Investor’s Backstop Commitment, the Transferring Investor no longer has any Backstop Commitment, then the Transferring Investor shall no longer be a party to the Backstop Commitment Agreement.

Each Transferring Investor shall provide notice of all transfers and acquisitions, whether direct or indirect, of Second Lien Note Claims, whether through a derivative instrument or otherwise, made by it and the aggregate principal amount of Second Lien Note Claims held by it immediately following such transfer or acquisition to the Company, Milbank, Tweed, Hadley & McCloy LLP, Houlihan Lokey Capital, Inc., Akin Gump Strauss Hauer & Feld LLP, and Lazard Frères & Co. LLC, in each case, within 2 business days of the date of such transfer or acquisition.

“Assumable Amount” means, with respect to any transfer of Second Lien Note Claims by a Transferring Investor, an amount equal to the applicable Assumable Percentage multiplied by such Transferring Investor’s Backstop Commitment.

“Assumable Percentage” means, with respect to any Transferring Investor, the ratio (expressed as a percentage) of (i) an amount equal to the difference between (A) the aggregate principal amount of Second Lien Note Claims held by such Transferring Investor on the Measuring Date and (B) the aggregate principal amount of Second Lien Note Claims held by such Transferring Investor immediately following such transfer to (ii) the aggregate principal amount of Second Lien Note Claims held by such Transferring Investor on the RSA Execution Date; provided, however, that (x) if, following any transfer of Second Lien Note Claims, a Transferring Investor holds more in aggregate principal amount of Second Lien Note Claims than the Trigger Amount, then such ratio shall be 0% and (y) if, following any transfer of Second Lien Note Claims, a Transferring Investor holds less in aggregate principal amount of Second Lien Note Claims than the Fall Away Amount, then such ratio shall be 100%.

“Assumable Share” means, with respect to any Non-Transferring Investor, the proportion that the amount of such Non-Transferring Investor’s Backstop Commitment at the time of the applicable election bears to the aggregate Backstop Commitments of all Non-Transferring Investors at the time of the applicable election.

“RSA Execution Date” means the date of execution of the RSA by the Investors.

“Fall Away Amount” means, with respect to any Transferring Investor, an amount equal to the aggregate principal amount of Second Lien Note Claims held by such Transferring Investor on the RSA Execution Date less $20 million.

“Trigger Amount” means, with respect to any Transferring Investor, an amount equal to the aggregate principal amount of Second Lien Note Claims held by such Transferring Investor on the RSA Execution Date less $5 million.

“Measuring Date” means (i) on the RSA Execution Date and until immediately following the first time a Transferring Investor holds less in aggregate principal amount of Second Lien Note Claims than the Trigger Amount, the RSA Execution Date and (ii) thereafter, with respect to any transfer, the date following the RSA Execution Date but prior to the time of such transfer upon which such Transferring Investor held the least in aggregate principal amount of Second Lien Note Claims.

Transferability of Subscription Rights:	Subscription Rights are not directly or indirectly, separately transferable or detachable from the Second Lien Note Claims, whether through a derivative instrument or otherwise.
Transferability of Backstop Commitment:

Each Investor’s Backstop Commitment shall be non-transferable; provided, however, that an Investor may transfer its Backstop Commitment between and among (i) its affiliated investment funds or (ii) any special purpose vehicle that is wholly-owned by such Investor or its affiliated investment funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Debtors, and with respect to which the Investor either (i) has provided an equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment or (ii) otherwise remains obligated to fund the applicable Backstop Commitment until the consummation of the Plan of Reorganization; provided further, however, that any such special purpose vehicle shall not be related to or affiliated with any portfolio company of such Investor or any of its affiliates or affiliated funds (other than solely by virtue of its affiliation with an Investor), and the sale of the equity of such special purpose vehicle shall be subject to the same transferability restrictions set forth herein. For the avoidance of doubt, an Investor may not transfer its Backstop Commitment to one or more of the portfolio companies of such Investor or any of its affiliates or affiliated funds.

Failure to Fund Backstop Commitment:

The Backstop Commitment Agreement shall provide that the Investors agree that any Investor that fails to timely fund its Backstop Commitment (a “Defaulting Investor”) will be liable for the consequences of its breach and that the parties to the Backstop Commitment Agreement can enforce rights of damages and/or specific performance upon the failure to timely fund by the Defaulting Investor.

State of Incorporation:	On the Effective Date, the Reorganized Company shall be a Delaware corporation (or another jurisdiction or form of entity subject to approval by the Requisite Investors) and the Reorganized Company’s constituent documents shall be in form and substance acceptable to the Requisite Investors and the Debtors.

Debtors’ Representations and Warranties:

The Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Debtors, including:

•   Corporate organization and good standing;

•   Requisite corporate power and authority with respect to execution and delivery of transaction documents;

•   Due execution and delivery and enforceability of transaction documents;

•   Due issuance and authorization of New Common Stock;

•   No governmental consents (other than Bankruptcy Court approval);

•   No conflicts; and

•   Other representations and warranties to be agreed upon by the Company and the Requisite Investors.

Investors’ Representations and Warranties:

The Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Investors, to be provided severally and not jointly, including:

•   Corporate organization and good standing;

•   Requisite corporate power and authority with respect to execution and delivery of transaction documents;

•   Due execution and delivery and enforceability of transaction documents;

•   Acknowledgement of no registration under the Securities Act;

•   Acquiring Backstop Shares, if any, for investment purposes, and not with a view to distribution in violation of the Securities Act;

•   No consents or approvals;

•   Accredited investor or qualified institutional buyer;

•   Due diligence has been performed; and

•   Other representations and warranties to be agreed upon by the Company and the Requisite Investors.

Interim Operating Covenant:	Prior to and through the Effective Date, except as set forth in the Backstop Commitment Agreement, or with the written consent of the Requisite Investors, the Company (x) shall, and shall cause its subsidiaries to, carry on their businesses in the ordinary course and use their commercially reasonable efforts to preserve intact their current material business organizations, keep available the services of their current officers and employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries and (y) shall not, and shall not permit its subsidiaries to, enter into any transactions which are material to the Company, other than transactions in the ordinary course of business that are consistent with the parameters described in the Backstop Commitment Agreement. Amendments to the SSA or modifications to the Allocation Percentage (as referred to below) shall not be considered to be in the ordinary course of business.

Conditions Precedent:

The Backstop Commitments will be subject to customary conditions precedent (the “Conditions Precedent”), including:

(i)       the Bankruptcy Court shall have entered orders, in each case, in form and substance acceptable to the Requisite Investors, (x) approving a disclosure statement with respect to the Plan of Reorganization and approving the procedures with respect to the Rights Offering and the solicitation with respect to the Plan of Reorganization which are in form and substance acceptable to the Requisite Investors (the “Solicitation Order”), (y) authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver the Backstop Commitment Agreement and authorizing and approving the payment of the Backstop Commitment Premium and the Expense Reimbursement and the indemnification provisions contained therein (the “BCA Approval Order”), and (z) authorizing and approving the RSA (the “RSA Approval Order”) and its assumption by the Company;

(ii)      the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Requisite Investors, confirming the Plan of Reorganization (the “Confirmation Order”) and no order staying the Confirmation Order shall be in effect;

(iii)     the effective date of the Plan of Reorganization shall have occurred in accordance with the terms and conditions therein and in the Confirmation Order;

(iv)     (X) a CEO, CFO and General Counsel shall be employed, either on an interim or permanent basis, each of whom is an employee solely of the Reorganized Company and is not affiliated with or employed by any competitor of the Reorganized Company, including MSC, and the selection of whom is satisfactory to the Requisite Investors, and (Y) the Reorganized Company’s charter shall provide that the Reorganized Company shall not be a party to a merger or other business combination transaction (whether effected by way of merger, sale of a majority of the equity, or the sale of all or substantially all of the assets of the Reorganized Company and its subsidiaries) until a permanent CEO has been appointed and who has reviewed the proposed terms and conditions of such transaction;

(v)      the Registration Rights Agreement shall have been executed and shall be effective by its terms; the Backstop Commitment Agreement shall have been executed and shall be effective by its terms;

(vi)     the Debtors shall have paid all Expense Reimbursements pursuant to, and in accordance with, the Backstop Commitment Agreement;

(vii)    any applicable HSR waiting period shall have expired and all other regulatory consents and notices shall have been obtained or filed;

(viii)  there has been no Material Adverse Change (to be defined in the Backstop Commitment Agreement, which definition shall be in form and substance acceptable to the Company and the Requisite Investors, but will not include the bankruptcy filing or any events arising out of or related to the bankruptcy filing); and

(ix)     other customary conditions precedent to be in form and substance satisfactory to the Requisite Investors and the Debtors.

Termination of the Backstop Commitment Agreement:

Upon the occurrence of a Termination Event (as defined below), all of the Investors’ obligations under the Backstop Commitment Agreement and the RSA shall automatically terminate, unless such Termination Event is otherwise waived or extended by the Requisite Investors.

A “Termination Event” shall mean the occurrence of any of the following:

(i)       11:59 p.m. (New York City time) on April 13, 2014, unless the Debtors have commenced cases under chapter 11 of the Bankruptcy Code (the date of such commencement, the “Petition Date”);

(ii)      3 days after the Petition Date, unless prior thereto the Bankruptcy Court enters an interim order authorizing the Debtors to enter into the DIP Financing (as defined below) and use cash collateral, and scheduling a final hearing with respect to such matters;

(iii)     11:59 p.m. (New York City time), April 28, 2014, unless the Backstop Commitment Agreement has been executed and filed with the Bankruptcy Court by such time and date;

(iv)     60 days after the Petition Date, unless prior thereto the Bankruptcy Court enters the RSA Approval Order, the BCA Approval Order, and procedures with respect to the Rights Offering, in each case in form and substance mutually satisfactory to the Debtors and the Requisite Investors;

(v)      60 days after the Petition Date, unless prior thereto the Bankruptcy Court enters a final order authorizing the Debtors to enter into the DIP Financing and use cash collateral;

(vi)     75 days after the Petition Date, unless prior thereto the Bankruptcy Court has entered the Solicitation Order, in form and substance mutually satisfactory to the Debtors and the Requisite Investors;

(vii)    75 days after the Petition Date, unless prior thereto, the amendment to the SSA contemplated under “Shared Services Agreement” below is agreed to with MSC, which amendment shall be assumed pursuant to the Plan of Reorganization, unless such date is waived or extended by Investors other than Apollo holding a majority of the Backstop Commitments by amount of Investors other than Apollo;

(viii)  120 days after the Petition Date, unless prior thereto the Bankruptcy Court enters the Confirmation Order;

(ix)     180 days after the Petition Date, unless prior thereto the effective date of the Plan of Reorganization has occurred and the Rights Offering has been consummated; provided, however, if any Investor fails to consent to a waiver or extension of such 180-day period within 7 calendar days of such request being made, such Investor shall be deemed to be a Non-Consenting Investor who has elected to withdraw from its Backstop Commitment in accordance with the terms and conditions set forth above and shall no longer be a party to the Backstop Commitment Agreement or the RSA.;

(x)      the Backstop Commitment Agreement is terminated in accordance with its terms or there is a material breach of the Backstop Commitment Agreement by the Debtors (to the extent not otherwise cured or waived in accordance with the terms thereof);

(xi)     the RSA to which the Debtors and the Investors are party is terminated in accordance with its terms;

(xii)    the Solicitation Order, the BCA Approval Order or the RSA Approval Order is reversed, stayed, dismissed, vacated or reconsidered or is modified or amended without the Requisite Investors’ prior written consent;

(xiii)  the Debtors, directly or indirectly, take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the RSA, the Restructuring (as defined in the RSA), the transactions embodied in this Term Sheet, the Rights Offering, or the Plan of Reorganization, including, but not limited to, soliciting or causing or allowing any of its agents or representatives to solicit, encouraging or initiating any offer or proposal from, or entering into any agreement with, any person or entity concerning any actual or proposed chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on one or more asset sales under section 363 of the Bankruptcy Code or pursuant to a plan) other than the Restructuring, or filing any pleading or document with respect to, or proposing, joining in, or participating in the formation of, any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, including, without limitation, (a) any chapter 11 plan, reorganization, restructuring, or liquidation involving Holdings or any of the Debtors, (b) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of Holdings or any of the Debtors, or (c) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, or similar transaction (including the sale of all or substantially all of the assets of Holdings or the Debtors whether through one or more transactions) involving Holdings or any of the Debtors (an “Alternative Transaction”) or the Bankruptcy Court approves or authorizes an Alternative Transaction at the request of any party in interest;

(xiv)   one or more of the Apollo Entities materially breaches its obligations under the RSA or one or more of the Consenting Noteholders materially breaches its obligations under the RSA, such that the non-breaching Consenting Noteholders and the non-breaching Apollo Entities at any time hold collectively less than 66 2/3% of the principal amount of all Second Lien Notes;

(xv)    the amendment or modification of the RSA, the DIP Financing, the Backstop Commitment Agreement, the Rights Offering procedures, the Plan of Reorganization, the Disclosure Statement or any documents related to the Plan of Reorganization, notices, exhibits or appendices, or any of the Definitive Documentation (as defined in the RSA), without the consent of the Requisite Investors;

(xvi)   (a) an Event of Default (as that term is defined in the DIP Financing) of the DIP Financing that is not waived by the lenders thereunder, (b) an acceleration of the obligations or termination of commitments under the DIP Financing, (c) the termination or revocation or other challenge of any interim or final debtor in possession financing and/or cash collateral order entered in the Debtors’ chapter 11 cases, or (d) a modification or amendment of any interim or final debtor in possession financing and/or cash collateral order entered in the Debtors’ chapter 11 cases that is not satisfactory, in their sole discretion, to the Requisite Investors;

(xvii) any of the orders approving the RSA, the DIP Financing (including the use of cash collateral), the Backstop Commitment Agreement, the Rights Offering procedures, the Plan of Reorganization or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the consent of the Requisite Investors or a motion for reconsideration, reargument or rehearing is granted;

(xviii)any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in this Term Sheet or any of the Definitive Documentation in a way that cannot be remedied by the Debtors subject to the satisfaction of the Requisite Investors;

(xix)   any of the chapter 11 cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the chapter 11 cases or the Debtors shall file a motion or other request for such relief or the Debtors’ exclusivity period shall be terminated;

(xx)    a filing by the Debtors of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the indenture for the Second Lien Notes or the documents related thereto or, other than as contemplated by the Restructuring, any other cause of action against and/or seeking to restrict the rights of holders of Second Lien Notes in their capacity as such, or the prepetition liens securing the Second Lien Notes (or if the Debtors support any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party);

(xxi)   the occurrence of a Material Adverse Change (to be defined in the “Backstop Commitment Agreement, , which definition shall be in form and substance acceptable to the Debtors and the Requisite Investors, but will not include the bankruptcy filing or any events arising out of or related to the bankruptcy filing); and

(xxii) other termination events that are in form and substance acceptable to the Requisite Investors and the Debtors.

TREATMENT OF OTHER CLAIMS AND INTERESTS

Term	Description
Administrative Expense Claims:

The Plan of Reorganization shall provide that all holders of allowed administrative expense claims are satisfied in full in cash, unless a holder thereof (with the consent of the Requisite Investors) agrees otherwise.

Priority Tax Claims:

The Plan of Reorganization shall provide that all holders of allowed priority tax claims are satisfied in full in cash, unless a holder thereof (with the consent of the Requisite Investors) agrees otherwise.

Priority Non-Tax Claims:

The Plan of Reorganization shall provide that all holders of allowed priority non-tax claims are satisfied in full in cash, unless a holder thereof (with the consent of the Requisite Investors) agrees otherwise.

ABL and Cash Flow Facility:	The Existing ABL will be refinanced as part of the DIP Financing (as defined below) which will be repaid as part of the Exit Financing (as defined below).

The Cash Flow Facility will be repaid in full on the Effective Date.

“Existing ABL” means the credit facility established by that certain Asset-Based Revolving Credit Agreement dated as of April 24, 2013, to which MPM is a party.

“Cash Flow Facility” means the credit facility established by that certain Second Amended and Restated Credit Agreement dated as of April 24, 2013, to which MPM is a party.

First Lien Note Claims:

The Plan of Reorganization shall provide each holder of First Lien Note Claims with (i) if the class of First Lien Note Claims votes to accept the Plan of Reorganization (or such class is presumed to have accepted the Plan of Reorganization), cash distributions on the Effective Date in an amount equal to such holder’s First Lien Pro Rata Share of the First Lien Cash Pool or (ii) if such class votes to reject the Plan of Reorganization, replacement notes with a present value equal to the allowed amount of such holder’s First Lien Note Claim (which may include any make-whole claim, prepayment penalty or “Applicable Premium” (as defined in the indenture for the First Lien Notes) allowed, if at all, by the Bankruptcy Court).

“First Lien Cash Pool” means an amount of cash equal to the aggregate allowable amount of First Lien Note Claims (excluding any make-whole claim, prepayment penalty, “Applicable Premium” or similar claim).

“First Lien Note Claims” means claims arising under the indenture, dated as of October 25, 2012, pursuant to which MPM has issued certain notes (such notes, “First Lien Notes”).

“First Lien Pro Rata Share” means, with respect to any holder of First Lien Notes, the proportion that the principal amount of First Lien Notes held by such holder on the Record Date bears to the aggregate principal amount of all First Lien Notes outstanding on the Record Date.

“Record Date” means a date to be agreed on by the Debtors and the Requisite Investors.

1.5 Lien Note Claims:

The Plan of Reorganization shall provide each holder of 1.5 Lien Note Claims with (i) if the class of 1.5 Lien Note Claims votes to accept the Plan of Reorganization (or such class is presumed to have accepted the Plan of Reorganization), cash distributions on the Effective Date in an amount equal to such holder’s 1.5 Lien Pro Rata Share of the 1.5 Lien Cash Pool or (ii) if such class votes to reject the Plan of Reorganization, replacement notes with a present value equal to the allowed amount of such holder’s 1.5 Lien Note Claim (which may include any make-whole claim, prepayment penalty or “Applicable Premium” (as defined in the indenture for the 1.5 Lien Notes) allowed, if at all, by the Bankruptcy Court).

“1.5 Lien Cash Pool” means an amount of cash equal to the aggregate allowable amount of 1.5 Lien Note Claims (excluding any make-whole claim, prepayment penalty, “Applicable Premium” or similar claim).

“1.5 Lien Note Claims” means claims arising under the indenture, dated as of May 25, 2012, pursuant to which MPM has issued certain notes (such notes, “1.5 Lien Notes”).

“1.5 Lien Pro Rata Share” means, with respect to any holder of 1.5 Lien Notes, the proportion that the principal amount of 1.5 Lien Notes held by such holder on the Record Date bears to the aggregate principal amount of all 1.5 Lien Notes outstanding on the Record Date.

Treatment of Second Lien Note Claims:

The Plan of Reorganization shall provide that all outstanding claims (the “Second Lien Note Claims” and the holders thereof, the “Second Lien Noteholders”) arising under the indenture, dated as of November 5, 2010, pursuant to which the Company has issued certain second lien notes (such notes, the “Second Lien Notes”) shall be allowed in full in accordance with the terms of such indenture without defense, offset, counterclaim or reduction.[1]

In addition, the Plan of Reorganization shall provide that:

(a)    each Second Lien Noteholder shall receive its Pro Rata Share of 100% of the New Common Stock issued and outstanding upon the occurrence of the Effective Date (the “Direct Distribution Shares”) subject to dilution by New Common Stock issued under the Rights Offering (including the Backstop Commitment Premium) and any management incentive plan approved by the Board (as defined below) and as specifically set forth herein; and

(b)    in addition to the Direct Distribution Shares, each Second Lien Noteholder shall have the right to participate in the Rights Offering and receive its Pro Rata Share of the Rights Offering Shares (the “Subscription Rights”).

“Pro Rata Share” means, with respect to any Second Lien Noteholder, the proportion that the principal amount of the Second Lien Notes held by such Second Lien Noteholder on the Record Date bears to the aggregate principal amount of all Second Lien Notes outstanding on the Record Date.

General Unsecured Trade Claims:	The Plan of Reorganization shall provide that each holder of a trade or similar unsecured claim shall receive payment in full in cash in the ordinary course of business or on the Effective Date.
Subordinated Note Claims:

The Plan of Reorganization shall provide that holders of Subordinated Note Claims shall not receive any distributions on account thereof.

“Subordinated Note Claims” means claims arising under the indenture, dated as of December 4, 2006, pursuant to which MPM has issued certain notes.

[1]

The unsecured portion of the Second Lien Note Claims shall be preserved, allowed in an amount not less than $950 million (to be adjusted, if necessary, for the Reorganized Company’s emergence sources and uses, ultimate participation in the rights offering and dilution from a management incentive plan) and not waived by the Second Lien Noteholders, and Second Lien Noteholders shall retain the right to receive the benefits of any turnover provisions, including with respect to the Subordinated Note Claims, and any turnovers related thereto.

PIK Note Claims:

The Plan of Reorganization shall provide that holders of PIK Note Claims shall receive their pro rata share of the cash at Holdco (after payment of expenses of Holdco), which amount shall not exceed $9 million in the aggregate (prior to payment of expenses of Holdco).

“PIK Note Claims” means claims arising under that certain 11.00% Senior Discount Note due June 4, 2017, issued by Holdings.

Intercompany Claims:

The Plan of Reorganization shall provide that no distribution shall be made on account of intercompany claims and such intercompany claims shall be reinstated or cancelled as of the Effective Date at the election of the Requisite Investors; provided that such cancellation or reinstatement, as applicable, shall have no adverse effect on the distributions to the holders of Second Lien Notes, and any such cancellation or reinstatement that has such an adverse effect shall be null and void ab initio.

Equity Interests:

The Plan of Reorganization shall provide that existing equity interests in Holdings or MPM, as the case may be, and allowed claims subordinated pursuant to section 510(b) of the Bankruptcy Code are cancelled on the Effective Date and that the holders thereof shall receive or retain no distributions on account thereof.

Releases and Exculpations:	The Plan of Reorganization shall contain customary release and exculpation provisions.

CORPORATE GOVERNANCE, SHARED SERVICES AGREEMENT AND MANAGEMENT AGREEMENTS

Term	Description
Board Representatives:

Notwithstanding anything to the contrary in, or any amendment to, the Plan of Reorganization, the Backstop Commitment Agreement, the RSA or any of the Definitive Documentation (as defined in the RSA), or any supplement, exhibit, annex or other attachment to such documents, on the Effective Date, the Board of Directors of the Reorganized Company (the “Board”) shall consist of:

•   4 designees of Apollo (the “Apollo Designees”);

•   3 designees of the Ad Hoc Group (including 1 Oaktree designee, with all other designees selected by the vote of members of the Ad Hoc Group holding at the time of such vote a majority of the aggregate amount of the Backstop Commitments held by the Ad Hoc Group);

•   The CEO (or acting CEO) of the Reorganized Company; and 3 independent directors (one to be mutually agreed upon by Apollo and the Ad Hoc Group, one to be nominated by Apollo subject to the consent of the Ad Hoc Group (it being understood that if the Ad Hoc Group does not consent for two candidates, such consent will not be required) and one to be nominated by the Ad Hoc Group (it being understood that if Apollo does not consent for two candidates, such consent will not be required).

The initial members of the Board shall be identified as part of a supplement to the Plan of Reorganization in form and substance satisfactory to each Investor (the “Plan Supplement”) and will each serve for a two year term (except that if an IPO is consummated or a stock exchange listing occurs before the end of the first year they shall have a one year term). During such initial term, the size of the Board shall be fixed and directors can only be removed for cause. Following the end of such term, directors of the Reorganized Company will be elected in accordance with applicable law. For the avoidance of doubt, (a) a director appointed, recommended or nominated by Apollo shall only be considered “independent” for purposes of this Term Sheet if he or she is not affiliated with Apollo and does not serve on the board of directors of, and is not employed by or affiliated with, any Apollo portfolio company and (b) a director appointed, recommended or nominated by a member of the Ad Hoc Group or the members of the Ad Hoc Group, collectively, shall only be considered “independent” for purposes of this term sheet if he or she is independent from each member of the Ad Hoc Group pursuant to the standard for independence under NYSE rules.

The Reorganized Company’s charter will provide that the provisions regarding the appointment of a permanent CEO and Board size and removal during the initial Board term cannot be amended prior to the consummation of a stock exchange listing or an IPO of the Reorganized Company.

Affiliate Transactions:	The Reorganized Company shall not be permitted to enter into, modify or terminate any agreement or transaction with any stockholder that, collectively with its affiliates, including any funds under management or portfolio companies of such stockholder or its affiliates, beneficially owns more than 20% of the Reorganized Company’s common stock (each, a “Related Party”) without the approval of a majority of the directors who are not appointed by or otherwise affiliated with such Related Party; provided, that independent directors appointed by such Related Party shall be entitled to vote in respect of such agreement or transaction so long as they remain independent of such Related Party; provided, further, that such approval shall not be required for any transaction between the Reorganized Company and a Related Party so long as such transaction is on arms’ length terms, including with respect to market pricing, does not, collectively with any related transactions, involve aggregate payments or value in excess of $1,750,000, and all transactions undertaken pursuant to this proviso shall be regularly reported to the Board.

Notwithstanding the foregoing, for so long as the counterparty to the SSA is a Related Party, the amendment, termination, modification, or waiver of or enforcement or exercise of any rights under the SSA will be directed by management and require the approval of a majority of the directors who are not appointed by or otherwise affiliated with such Related Party or its affiliates; provided, that independent directors appointed by such Related Party or its affiliates shall be entitled to vote on such amendment, termination, modification, waiver, enforcement or exercise so long as they remain independent of such Related Party.

The Reorganized Company’s charter, bylaws and any other constituent document with provisions relating to affiliate transactions will provide that such affiliate transactions provisions cannot be amended without the approval of all holders of New Common Stock, except that such provisions may be modified in connection with a stock exchange listing or IPO with the approval of both (i) a majority of the directors excluding the Apollo Designees and (ii) holders of a majority of the New Common Stock, disregarding any shares beneficially owned by Apollo or any of its affiliates, including any funds under management or portfolio companies of Apollo or its affiliates; provided, that independent directors appointed by Apollo shall be entitled to vote on such amendment so long as they remain independent of such Related Party.

Preemptive Rights:

Stockholders who hold more than 2.5% of the outstanding shares of New Common Stock will have preemptive rights with respect to the issuance of any new equity or convertible securities by the Reorganized Company or any of its subsidiaries, subject to customary exceptions, in order to maintain ownership percentage. Preemptive rights shall automatically terminate upon an IPO or stock exchange listing and shall otherwise remain in existence.

Shared Services Agreement:

On the Effective Date, the following individuals, who shall have been identified on or prior to the start of the confirmation hearing, shall be appointed as executives of the Reorganized Company:

•   CEO – A person to be selected on either an interim or permanent basis by and acceptable to the Requisite Investors.

•   CFO – A person to be selected on either an interim or permanent basis by and acceptable to the Requisite Investors.

•   General Counsel – A person to be selected on either an interim or permanent basis by and acceptable to the Requisite Investors.

•   Others, if any, to be determined with the consent of the Requisite Investors and acceptable to the Requisite Investors

The compensation of such individuals (and other costs and expenses associated with the employment of such individuals), their respective counterparts at MSC, and their respective predecessors shall not, as of the Effective Date, be a cost to be allocated using the Allocation Percentage (as such concept is defined and applied in the Amended and Restated Shared Services Agreement dated as of March 17, 2011, between MPM and MSC (the “SSA”)).

As of the Effective Date, the SSA shall be amended, with the agreement of MSC, such that (i) the notice period required to terminate the SSA for convenience shall be 30 days, (ii) the period of time for which each party as Service Provider shall be obligated to provide termination assistance shall be for a period designated by the Recipient, up to a maximum of 12 months, with a Recipient option to extend that termination assistance period by up to an additional 60 days, and (ii) the termination assistance provisions of the SSA obligate each Service Provider (as such term is defined in the SSA) to provide, at a minimum, the following termination support:

•   Continuing to provide the SSA services during the transition until the Recipient is ready to assume responsibility;

•   Cooperating with the Recipient and its designees by granting access to personnel providing the services and information about the resources utilized to provide the services (e.g., IT equipment, software licenses, subcontractors);

•   Formulating an exit plan (which the Recipient has a right to review and approve) to meet milestones required to transition services in the manner and on the timeline specified by the Recipient;

•   Transferring to the Recipient all data and other information relating to the Recipient’s business; and

•   Supporting transition-related testing and parallel runs undertaken by the Recipient during the transition.

As of the Effective Date, the SSA shall be amended in a manner in form and substance acceptable to the Requisite Investors to include an exhibit that sets forth a high-level termination assistance project plans to establish core support requirements, lines of communication, and work streams for use should the SSA or the SSA services be terminated.

Management Incentive Plan:

Up to 7.5% of New Common Stock shall be reserved for issuance under a new management incentive plan to be established by the Board and administered by the Reorganized Company.

New Common Stock issued pursuant to the Plan of Reorganization, in connection with the Rights Offering and in satisfaction of the Backstop Commitment Premium shall be subject to dilution by New Common Stock issued under such new management incentive plan established by the Board.

Termination of Management Agreement:	Any management agreement or similar agreement between any of the Debtors or their affiliates and Apollo shall terminate on the Petition Date or as soon thereafter as practicable by mutual agreement of the parties thereto. Any entitlement to amounts owing thereunder shall be waived and no payments or distributions shall be made on account of such amounts.

OTHER PLAN OF REORGANIZATION TERMS
Term	Description
DIP Financing:

In connection with the commencement of the Chapter 11 Cases, the Debtors shall seek authority of the Bankruptcy Court to obtain DIP financing, which financing shall be in form and substance acceptable to the Requisite Investors (such financing, “DIP Financing”).

Exit Financing:	The Plan of Reorganization shall provide for exit financing in amounts, structure and upon other terms and conditions to be discussed and agreed upon and that is in form and substance acceptable to the Requisite Investors (such financing, “Exit Financing”).

EXHIBIT B

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of [                     ,] 2014 by and among each of Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc. and each of their domestic direct and indirect subsidiaries party thereto (collectively, the “Company”), the Apollo Entities and Consenting Noteholders signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement), is executed and delivered by [                    ] (the “Joining Party”) as of                      , 2014. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Plan Support Party,” and a Party for all purposes under the Support Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Holdings held by the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties, as applicable, to the Company set forth in Section 5 of the Support Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:

By:

Name:

Title:

Telephone:

Facsimile:

E-mail:

Address:

[SIGNATURE PAGE TO JOINDER]

Aggregate Principal Amount

First Lien Notes

1.5 Lien Notes

Second Lien Notes

Subordinated Notes

PIK Notes

Cash Flow Facility

ABL Facility

Other Claims or Interests (specify type and amount)

[SIGNATURE PAGE TO JOINDER]

ANNEX I